SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Ahmed Hussein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

8)	Filing Party:

      Ahmed Hussein

9)	Date Filed:

      September 9, 2005

IMPORTANT INFORMATION FOR SHAREOLDERS OF QUALITY SYSTEMS INC.

FROM AHMED HUSSEIN

September 9, 2005

Dear Fellow QSI Shareholder:

By now you may have received a letter from the other members of the Company’s Board of Directors attacking my proxy statement of September 6, 2005. Those Board members have demonstrated their unwillingness to address the facts, figures and substance of the issues I have raised and have chosen instead to blatantly attack my character and integrity in their continuing efforts to discredit me and divert your attention from the key issues confronting the current Board.

I am sending you this letter to let you know that I stand behind the statements made in my proxy. I also want you to know that you have received the same response that I have been receiving for the past three years – no meaningful, considered response to the substance of the issues and, instead, diversionary tactics and personal attacks that ignore the issues.

In those few instances where the Board tried to be more specific in its attack, they made statements that reflect their disdain for not only me, but all shareholders. For example, the other Directors say that they made a determination that Sheldon Razin “met all of the applicable standards of independence” – but they fail to point out that, at their first meeting after being elected to the Board, they voted to lower the very standards applicable to a determination of independence that had been purposefully put in place in 1999 and retained for the interim five years, and then, one month later, made their “evaluation”. They inaccurately imply that they had an independent legal opinion on the subject – something which I, in fact, had requested, but my request was ignored by the other Directors.

Naturally, the Board is trying to impress you with the financial gains the Company has made in recent years so that you will overlook the serious issues I have raised. There is no dispute about the Company’s economic gains.

The questions you should be asking are:

•	How can it be that someone who is the founder of the Company, remained CEO for 18 years after the Company went public, is the Company’s largest shareholder, has a son who is an executive with the Company, and was deemed an insider up until October 2004 all of a sudden is considered “independent” by the other members of the current Board?

•	Who can justifiably claim credit for an increase in share value that took years to achieve? Is it Mr. Razin, who has tried unsuccessfully to sell the Company in the past for significantly less than its current share price, over my strong objections which were joined by certain other Directors? Is it those members of the current Board who have been in office less than one year?

•	Why has this Board focused so much time on its own compensation package rather than paying closer attention to key strategic agreements that may impact the Company’s future?

•	What do the continued and recent sales by insiders suggest about their belief in the future of QSI?

•	Will the Company be able to sustain its strong financial performance under the stewardship of the current Board in light of the issues that have been raised?

As shareholders, you deserve better from your Board of Directors. My goal, as a shareholder and a current Director, is to ensure that our investment in the Company is managed in the best interests of all shareholders and not just a select few.

VOTE YOUR BLUE PROXY CARD TODAY

IN FAVOR OF

AHMED HUSSEIN, IBRAHIM FAWZY AND IAN GORDON

Thank you for your support.

Ahmed Hussein

If you have any questions or need assistance in voting your BLUE proxy card, please call our proxy solicitor, Georgeson Shareholder Communication Inc., Toll Free at 1-866-391-7006, or Direct at 1-212-440-9800.

THE PARTICIPANTS INVOLVED IN THIS SOLICITATION ARE AHMED HUSSEIN, IBRAHIM FAWZY AND IAN GORDON. INFORMATION REGARDING THESE PARTICIPANTS ARE CONTAINED IN THE DEFINITIVE PROXY STATEMENT OF AHMED HUSSEIN ON FILE WITH THE SEC, WHICH MAY BE OBTAINED FOR FREE FROM THEIR WEBSITE AT www.sec.gov. THE PROXY STATEMENT WAS DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 6, 2005.

YOU ARE ADVISED TO READ THE PROXY STATEMENT OF AHMED HUSSEIN IN FULL BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THIS SOLICITATION.